Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191
Linda.Flynn@tphs.com

Trinity to Acquire Luxury Park Slope Mixed-Use Property

NEW YORK, NY (September 11, 2017). Trinity Place Holdings Inc. (NYSE: TPHS) announced today that it has entered into an option agreement to acquire a newly built 105-unit, 12-story apartment building in Park Slope, Brooklyn for $81.0 million. The property includes 6,264 square feet of retail space, a portion of which is leased to Starbucks Inc. The transaction, which is subject to customary closing conditions, is expected to close in the first quarter of 2018.

Located on the border of the Park Slope and Gowanus neighborhoods of Brooklyn at 237 11th Street, the property is one block from the 4th Avenue/9th Street F, R and G subway station. The building is also a short walk to nearby amenities such as Prospect Park and Whole Foods Market as well as many of the borough’s best restaurants and boutique shops along 5th and 7th Avenues.

237 11th Street offers an array of modern amenities that surpass what is available in the neighborhood’s “brownstone” housing stock. Apartments feature a washer/dryer in all units, tenant-controlled HVAC units, stainless steel appliances, and private outdoor terraces. Building-wide amenities include a courtyard garden, party room, fitness center, tenant lounge, bicycle storage room, parking, and landscaped rooftop terrace. The property’s relative height offers panoramic views of the New York Harbor and the Manhattan skyline from upper floors and the rooftop.

The property benefits from a 15-year real estate tax abatement under Real Property Tax Law Section 421-a. All the units in the building are market rate, but are subject to rent stabilization guidelines.

Following the closing and pursuant to a separate agreement, an affiliate of the seller will continue to manage and promote the building for a limited period and an affiliate of such manager will have the ability to receive an additional payment based on the performance of the property during such post-closing period.

In addition, on August 4, 2017, TPHS closed on the sale of its property located in Westbury, New York for a gross sale price of $16.0 million. The sale resulted in an estimated gain of $3.9 million and generated approximately $15.2 million in net proceeds to TPHS. The net proceeds from this sale will be used to partially fund the 237 11th Street acquisition.

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About TPHS

Trinity Place Holdings Inc. (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. As of June 30, 2017, the Company is developing a mixed-use condominium at 77 Greenwich Street in Lower Manhattan, which is one of Lower Manhattan’s premier development sites. The Company also owns a shopping center located in West Palm Beach, Florida and retail boxes in Westbury, New York (sold August 2017) and Paramus, New Jersey as well as a 50% interest in The Berkley, a Williamsburg, Brooklyn, located multi-family property. Trinity Place Holdings’ intellectual property includes rights related to the Filene's Basement trademarks. In addition, the Company also has over $230 million of Federal tax net operating losses. Several of its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012. More information on the Company can be found at www.trinityplaceholdings.com and 237 11th Street at www.237eleventh.com

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” “believes,” “plans,” “anticipates,” “opportunity,” “current,” “seeks,” “estimates,” or “potential,” or the negative thereof or other and similar expressions. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including among others, risks related to closing, obtaining suitable financing in connection with and achieving the intended benefits of the acquisition described above.  For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, as well as to our subsequent filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.